EXHIBIT 99.1
AMERICAN CLAIMS EVALUATION, INC. RECEIVES NOTICE RELATED
TO NASDAQ MINIMUM CLOSING BID PRICE RULE
JERICHO, NY, March 5, 2010: American Claims Evaluation, Inc. (Nasdaq:AMCE) (the “Company”) today announced that on March 1, 2010, the Company received a deficiency letter from The Nasdaq Stock Market indicating that the closing bid price of its common stock had fallen below $1.00 for 30 consecutive business days, and therefore, the Company was not in compliance with Nasdaq Listing Rule 5550(a)(2). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company was provided a grace period of 180 calendar days, or until August 30, 2010, to regain compliance with this requirement. At this time, this notification has no effect on the listing of the Company’s common stock on The Nasdaq Capital Market.
The Company can regain compliance with the minimum closing bid price rule if the bid price of its common stock closes at $1.00 or higher for a minimum of 10 consecutive business days during the initial 180 calendar day grace period, although Nasdaq may, in its discretion, require the Company to maintain a bid price of at least $1.00 per share for a period in excess of 10 consecutive business days (but generally no more than 20 consecutive business days) before determining that the Company has demonstrated the ability to maintain long-term compliance. If compliance is not achieved by August 30, 2010, the Company may be eligible for an additional 180 calendar day grace period if it meets The Nasdaq Capital Market initial listing criteria as set forth in Nasdaq Listing Rule 5505 other than the minimum closing bid price requirement. If the Company is not eligible for such additional grace period, or does not regain compliance during any additional grace period, Nasdaq will provide written notice to the Company that its securities will be delisted from The Nasdaq Capital Market. At such time, the Company would be able to appeal the delisting determination to the Nasdaq Listing Qualifications Department.
American Claims Evaluation, Inc., through its wholly owned subsidiary, Interactive Therapy Group Consultants, Inc., offers a comprehensive range of services to children with developmental delays and disabilities.
For further information contact: Gary J. Knauer, Chief Financial Officer, American Claims Evaluation, Inc., One Jericho Plaza, Jericho, NY 11753; telephone number (516) 938-8000.

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